Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-285428 on Form S-3 and Registration Statement Nos. 333-104385, 333-121082, 333-123059, 333-130844, 333-130845, 333-130847, 333-150976, 333-161468, 333-174416, 333-174417, 333-179638, 333-183008, 333-193903, 333-210085, 333-212716, 333-224455, 333-224456, 333-232416, 333-239814, 333-253621, 333-262495, 333-273107, 333-273108, 333-277299, 333-277301 and 333-288487 on Form S-8 of our report dated February 3, 2026, relating to the financial statements of Comcast Corporation and the effectiveness of Comcast Corporation's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
February 3, 2026